Quest Solution Achieves Record First Half Results; Revenues Increase 13% to $32.7M and Gross Profit Increases 37% to Record $8.2M

●	First half gross margin of 25% up from 21% margin in the first half of 2018
●	First half adjusted EBITDA grew by 76% to $1.5M
●	Q2 EBITDA of $0.5M compared to EBITDA loss of $1.6M in Q2 2018
●	Shareholders’ Equity climbs to record $5.5M
●	Israeli-developed machine vision technology creates major breakthrough to Public Safety projects in the U.S.

Salt Lake City, UT, August 6, 2019 — Quest Solution, Inc. (OTCQB: QUES) (“Quest” or “the Company”), a provider of Supply Chain and Artificial Intelligence (AI)-based solutions, announced its record financial results for the three and six month periods ended June 30, 2019.

Shai Lustgarten, CEO, commented, “2019 is shaping up to be a record and breakthrough fiscal year for Quest. In the first half of the year we achieved over $32.7M in sales, a 13% growth over the first six months of 2018 and during the second quarter we delivered substantially enhanced record gross margin of 26% up from 21% in the same quarter last year, reflecting the shift in our revenue mix towards higher margin AI- Machine Vision solutions. This in turn was reflected in record gross profits of $8.2M.”

Mr. Lustgarten continued, “We’re also delighted to be back on current filing schedules. This reflects our increasing focus and commitment to timely filings that will set the regulatory stage for us to up-list to a national exchange, hopefully in the near future.

“Our AI-based Machine Vision solutions broke into major safety markets for schools, religious facilities and other public entities in the U.S. We strongly believe that our solution that was invented, developed and tested in Israel can create a safer environment which has already been proven in sensitive areas in the Middle East.

“Our AI-Machine Vision and supply chain capabilities provide a solid platform for the growth of our Company. Following the close of the second quarter we announced the award of the first order for our Visual Cortex Yard Management System, from one of the world’s largest food companies. This is a breakthrough order for Quest, as the project is our first stand-alone implementation of our AI-Machine Vision technology for the multi-billion dollar supply chain industry. The order is for a system that integrates automatic access control and truck identification with the customer’s logistics management center. We’re excited that our solution was selected and we believe this order demonstrates the value of our AI technology and its ability to play an integral role as customers look to automate and improve the speed and accuracy of the supply chain process.”

Mr. Lustgarten continued, “We are seeing strong interest in our AI technology for use in Homeland Security projects for cities and sensitive areas, and, on a more local level, for the protection and safety of public venues such as schools and religious facilities. Our technology provides image processing and pattern recognition capabilities that are the backbone of solutions designed to identify threats and relay valuable information to law enforcement in real-time. In the U.S. and worldwide, the demand for 24/7, real-time security applications is rapidly growing. In addition to keeping people safe, our technology can be used in applications such as parking automation that enhance the consumer experience and reduce overhead costs for operators.”

Second Quarter 2019 Overview

Quest reported revenues of $14.1 million for the quarter ended June 30, 2019 as compared to $13.8 million in the comparable 2018 period. The revenue increase for the quarter was primarily related to continuing strong execution by the Company’s sales team and growing customer relationships, as well as the revenue contribution from Quest’s new subsidiary HTS Image Processing. Gross margin in the quarter increased to 26% compared to 21% in the prior year period. Total operating expenses of $3.8 million were consistent with second quarter 2018.

Net loss for the quarter was $0.5 million, or a loss of $0.01 per basic share compared to a loss of $2.4 million, or a loss of $0.06 for the second quarter of last year. The Company achieved second quarter EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) of $0.5 million, a significant improvement compared to an EBITDA loss of $1.6 million in the second quarter of 2018. Adjusted EBITDA for the second quarter of 2019 increased to $0.5 million compared to $0.3 million in the second quarter of 2018.

First Six Months 2019 Overview

Quest reported revenues of $32.7 million for the first six months of 2019, an increase of 13% compared to the first six months of 2018. The revenue increase was primarily related to continued strong execution by the Company’s sales team and growing customer relationships, as well as the revenue contribution from Quest’s new subsidiary HTS Image Processing, as described above. Gross margin in the quarter increased to 25% compared to 21% in the same prior year period. Total operating expenses for the first half of 2019 were $8.3 million compared to $7.6 million in the first half of 2018. The increase in operating expense was largely related to the Company’s acquisition and integration of HTS.

Net loss for the first six months of 2019 was $1.2 million, or a loss of $0.02 per basic share compared to a loss of $3.4 million, or a loss of $0.08 for the first six months of 2018. EBITDA in the first half of 2019 was $1.1 million, a significant improvement as compared to an EBITDA loss of $1.8 million in the first half of 2018. Adjusted EBITDA for the first half of 2019 increased substantially to $1.6 million compared to $0.9 million in the first half of 2018.

Please refer to the financial tables included below for a reconciliation of generally accepted accounting principles in the United States (“GAAP”) to non-GAAP financial results.

Mr. Lustgarten concluded, “This is an exciting time for Quest as we focus on leveraging our enhanced technological capabilities and established customer base to capture additional market share and grow our position as a provider of AI-based and supply chain solutions. We’re energized by the interest and opportunities we’re seeing around our Machine Vision solutions and we believe our AI-technology solutions enhance our value-add proposition for customers positioning us well for continued revenue growth with improved margins.”

Conference Call Information

The Company will host a conference call and webcast to discuss the second quarter results tomorrow Wednesday August 7 at 11:00 a.m. Eastern Time.

To access the live webcast, go to the Quest Solution website at www.questsolution.com, and click on the Investor Relations tab.

To participate in the call by phone, dial (877) 407-9210 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8049.

A replay of the teleconference will be available until September 7, 2019 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 52847.

About Quest Solution, Inc.

Quest Solution’s HTS Image Processing subsidiary is a leading provider of computer vision image processing-based solutions using patented and proprietary AI technology to provide real-time surveillance and monitoring for homeland security, traffic & parking management, law enforcement and access control applications as well as supply chain management.

Rated in the Top 1% of global solution providers, Quest specializes in the design, deployment and management of enterprise mobility solutions including Automatic Identification and Data Capture (AIDC), Mobile Cloud Analytics, RFID (Radio Frequency Identification), and proprietary Mobility software. Our mobility products and services offering is designed to identify, track, trace, share and connect data to enterprise systems such as CRM or ERP solutions. Our customers are leading Fortune 500 companies from several sectors including manufacturing, retail, distribution, food / beverage, transportation and logistics, health care and chemicals/gas/ oil.

Information about Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Quest Solution, Inc.’s products, the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, the Company’s ability to manage credit and debt structures from vendors, debt holders and secured lenders, the Company’s ability to successfully integrate its acquisitions, risks related to the sale of Quest Solution Canada Inc. to Viascan Group Inc. and other information that may be detailed from time-to-time in Quest Solution Inc.’s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include, among others, statements regarding revenue growth, driving sales, operational and financial initiatives, cost reduction and profitability, and simplification of operations. For a more detailed description of the risk factors and uncertainties affecting Quest Solution, Inc. please refer to the Company’s recent Securities and Exchange Commission filings, which are available at http://www.sec.gov. Quest Solution, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Investor Contact:

John Nesbett/Jen Belodeau

IMS Investor Relations

203.972.9200

jnesbett@institutionalms.com

Financial Tables Follow

QUEST SOLUTION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

(In thousands, except share and per share data)	For the three months ending June 30,		For the six months ending June 30,
	2019	2018	2019	2018
Revenues
Total Revenues	$14,126	$13,777	$32,746	$28,958

Cost of goods sold
Cost of goods sold	10,499	10,928	24,522	22,943

Gross profit	3,627	2,849	8,244	6,015

Operating expenses
General and administrative	525	560	1,214	1,037
Salary and employee benefits	2,208	2,259	5,063	4,861
Depreciation and amortization	541	435	1,084	873
Professional fees	543	513	958	805
Total operating expenses	3,817	3,767	8,319	7,576

Loss from operations	(190)	(918)	(95)	(1,561)

Other income (expenses):
Interest expense	(467)	(365)	(1,151)	(660)
Other (expenses) income	127	(1,127)	81	(1,124)
Total other expenses	(340)	(1,492)	(1,070)	(1,784)

Net Loss Before Income Taxes	(530)	(2,410)	(1,165)	(3,345)

Provision for Income Taxes
Current	-	(45)	-	(59)
Total Provision for Income Taxes	-	(45)	-	(59)

Net Loss attributable to Quest Solution Inc.	$(530)	$(2,455)	$(1,165)	$(3,404)
Less: Preferred stock – Series C dividend	(47)	(46)	(94)	(95)

Net loss attributable to the common stockholders	$(577)	$(2,501)	$(1,259)	$(3,499)

Net (loss) per share - basic	$(0.01)	$(0.06)	$(0.02)	$(0.08)

Weighted average number of common shares outstanding - basic	82,547,400	41,856,966	77,091,278	42,099,171

QUEST SOLUTION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share and per share data)	As of
	June 30, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$2,705	$378
Accounts receivable, net	10,967	12,262
Inventory	1,219	1,804
Prepaid expenses	288	169
Other current assets	179	78
Total current assets	15,358	14,690

Property and equipment, net of accumulated depreciation of $2,470 and $2,037, respectively	351	389
Goodwill	13,921	13,921
Trade name, net of accumulated amortization of $2,759 and $2,585, respectively	1,631	1,805
Customer relationships, net of accumulated amortization of $5,827 and $5,076, respectively	6,763	7,514
Other intangibles, net of accumulated amortization of $109 and $33, respectively	1,208	1,267
Cash, restricted	532	532
Other assets	383	31
Total assets	$40,147	$40,148

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$20,397	$17,484
Accrued interest and accrued liabilities, related party	27	-
Line of credit	878	4,534
Accrued payroll and sales tax	1,750	2,173
Notes payable, related parties – current portion	1,552	1,891
Notes payable – current portion	6,546	8,823
Other current liabilities	1,284	265
Total current liabilities	32,434	35,170

Long term liabilities
Notes payable, related party, less current portion	1,365	1,912
Accrued interest and accrued liabilities, related party	-	33
Notes payable, less current portion	140	130
Other long term liabilities	691	610
Total liabilities	34,630	37,855

Stockholders’ equity
Series A Preferred stock; $0.001 par value; 1,000,000 shares designated, 0 shares issued and outstanding	-	-
Series B Preferred stock; $0.001 par value; 1 share designated, 0 shares issued and outstanding	-	-
Series C Preferred stock; $0.001 par value; 15,000,000 shares designated, 4,828,530 and 4,828,530 shares issued and outstanding, respectively	5	5
Common stock; $0.001 par value; 200,000,000 shares authorized; 77,009,547 and 71,931,693 shares issued and outstanding, respectively.	77	72
Common stock; $0.001 par value; 11,084,657 shares to be received	-	(2,616)
Common stock to be repurchased by the Company	-	(230)
Additional paid-in capital	46,446	44,814
Accumulated (deficit)	(41,012)	(39,753)
Accumulated other comprehensive loss	1	1
Total stockholders’ equity	5,517	2,293
Total liabilities and stockholders’ equity	$40,147	$40,148

QUEST SOLUTION, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(in $ thousands)

(UNAUDITED)

	Three months ended		Six months ended
	June 30,
	2019	2018	2019	2018
EBITDA Calculation
Net Loss	(530)	(2,455)	(1,165)	(3,404)
Depreciation & amortization	541	435	1,084	873
Interest expense	467	365	1,151	660
Income taxes	-	46	-	59
EBITDA	478	(1,609)	1,070	(1,813)

Adjusted EBITDA Calculation
Net loss	(530)	(2,455)	(1,165)	(3,404)
Depreciation & amortization	541	435	1,084	873
Interest expense	467	365	1,151	660
Income taxes	-	46	-	59
Stock compensation	100	396	423	1,078
Gain on Cancellation of Key May insur	-	(150)	-	(150)
Gain/Loss on Forgiveness of Debt	-	1,264	-	1,264
One-time Professional Fees	(127)	363	63	506
Adjusted EBITDA	451	264	1,556	885